-------------------------               UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ------------------------------
         FORM 4                                      WASHINGTON, D.C. 20549                                     OMB APPROVAL
-------------------------                                                                             ------------------------------
[ ] CHECK THIS BOX IF NO                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 OMB Number:        3235-0287
    LONGER SUBJECT TO                                                                                  Expires:    January 31, 2005
    SECTION 16. FORM 4       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
    OR FORM 5 OBLIGATIONS      Section 17(a) of the Public Utility Holding Company Act of 1935 or      hours per response.......0.5
    MAY CONTINUE. SEE                  Section 30(h) of the Investment Company Act of 1940            ------------------------------
    INSTRUCTION 1(b).

    (Print or Type Responses)
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1.  Name and Address of Reporting Person*   2. Issuer Name AND Ticker or Trading Symbol      6. Relationship of Reporting Person(s)
                                                                                                to Issuer
                                                                                                      (Check all applicable)
    McManus, Jr.  Michael         A.        American Home Mortgage Holdings, Inc.; AHMH      [X] Director        [ ] 10% Owner
    ------------------------------------    -----------------------------------------------  [ ] Officer (give   [ ] Other (specify
    (Last)        (First)      (Middle)     3. I.R.S. Identification     4. Statement for                 title             below)
                                               Number of Reporting          Month/Day/Year                below)
    c/o American Home Mortgage                 Person, if an entity
        Holdings, Inc.                         (Voluntary)
    520 Broadhollow Road                                                    05/14/2002        --------------------------------------
    ------------------------------------                                 -----------------------------------------------------------
                  (Street)                                               5. If Amendment,    7. Individual or Joint/Group Filing
                                                                            Date of                 (Check Applicable Line)
                                                                            Original         [X] Form filed by One Reporting Person
    Melville      New York       11747                                      (Month/Day/Year) [ ] Form filed by More than One
    ------------------------------------                                                         Reporting Person
    (City)        (State)        (Zip)

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                       TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security  2. Trans- 2A. Deemed 3. Transaction  4. Securities Acquired (A)  5. Amount of    6. Ownership   7. Nature of
   (Instr. 3)            action     Execu-    Code (Instr.    or Disposed of (D)          Securities      Form:          Indirect
                         Date       tion      8)              (Instr. 3, 4 and 5)         Beneficially    Direct (D)     Beneficial
                                    Date,                                                 Owned           or Indirect    Ownership
                                    if any                                                Following       (I)            (Instr. 4)
                                                                                          Reported        (Instr. 4)
                         (Month/    (Month/                                               Transaction(s)
                         Day/       Day/                                                  (Instr. 3
                         Year)      Year)                                                 and 4)
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                                              Code     V   Amount  (A) or (D)  Price
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Common Stock, $0.01
par value per share   05/14/2002               A           13,793      A        (1)       13,793              D
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                         Page 1 of 2
                                                                                                                     SEC 1474 (9-02)

FORM 4 (continued)

                          TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title  2. Conver- 3. Trans-  3A.    4. Trans- 5. Number of   6. Date      7. Title   8. Price 9. Number 10. Owner- 11. Nature of
   of        sion or    action  Deemed    action    Derivative     Exer-        and        of       of         ship       Indirect
   Deriv-    Exercise   Date    Execu-    Code      Securities     cisable      Amount     Deriv-   deriv-     Form of    Beneficial
   ative     Price of           tion      (Instr.   Acquired (A)   and Expi-    of         ative    ative      Deriv-     Ownership
   Secu-     Deriv-     (Month/ Date,     8)        or Disposed    ration       Under-     Secu-    Secu-      ative      (Instr. 4)
   rity      ative      Day/    if any              of (D)         Date         lying      rity     rities     Secu-
   (Instr.   Security   Year)                       (Instr. 3,     (Month/      Securi-    (Instr.  Benefi-    rity:
   3)                           (Month/             4, and 5)      Day/         ties       5)       cially     Direct
                                Day/                               Year)        (Instr.             Owned      (D) or
                                Year)                                           3 and 4)            Follow-    Indirect
                                                                                                    ing        (I)
                                                                                                    Reported   (Instr.
                                                                                                    Trans-     4)
                                                                                                    action(s)
                                                                                                    (Instr.
                                                                                                    4)
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                                       Code   V    (A)   (D)    Date    Expir- Title Amount
                                                                Exerci- ation        or
                                                                sable   Date         Number
                                                                                     of
                                                                                     Shares
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Explanation of Responses:

(1) On May 14, 2002, the Board of Directors of American Home Mortgage Holdings, Inc. approved the grant of 13,793 shares of restricted Common Stock to Mr. McManus in consideration of his services as a director. These restricted shares vest on December 7,
2003.


                                                        /s/ Michael A. McManus, Jr.                             April 9, 2003
                                                     ------------------------------------------          ---------------------------
                                                         ** Signature of Reporting Person                            Date


**    Intentional misstatements or omissions of facts constitute Federal
      Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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